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Exhibit 99(a)(1)(A)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock of
MECHANICAL DYNAMICS, INC.
at
$18.85 Net Per Share
BY MSC ACQUISITION II CORP.,
a wholly owned subsidiary of
MSC.SOFTWARE CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
ON APRIL 18, 2002, UNLESS THE OFFER IS EXTENDED.

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES OF MECHANICAL DYNAMICS, INC. COMMON STOCK THAT REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING MECHANICAL DYNAMICS, INC. SHARES ON A FULLY DILUTED BASIS, AND (2) THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER.

        THE BOARD OF DIRECTORS OF MECHANICAL DYNAMICS, INC. HAS UNANIMOUSLY APPROVED THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 15, 2002, AMONG MSC.SOFTWARE CORPORATION, MSC ACQUISITION II CORP. AND MECHANICAL DYNAMICS, INC., WHICH PROVIDES FOR THE ACQUISITION OF MECHANICAL DYNAMICS, INC. BY MSC.SOFTWARE CORPORATION, APPROVED THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AND SUCH OTHER TRANSACTIONS ARE FAIR TO AND IN THE BEST INTERESTS OF MECHANICAL DYNAMICS, INC. AND ITS SHAREHOLDERS AND RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

IMPORTANT

        Any shareholder desiring to tender all or any portion of such shareholder's shares of common stock of Mechanical Dynamics, Inc. should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a transfer effected pursuant to the book-entry transfer procedures set forth in Section 3, transmit an Agent's Message (as defined herein), and any other required documents to the Depositary and either deliver the certificates for such shares to the Depositary along with the Letter of Transmittal (or such facsimile) or deliver such shares pursuant to the book-entry transfer procedures set forth in Section 3, or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder whose shares of common stock of Mechanical Dynamics, Inc. are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such shares.

        A shareholder who desires to tender such shareholder's shares of common stock of Mechanical Dynamics, Inc. and whose certificates representing such shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such shares by following the procedures for guaranteed delivery set forth in Section 3.

        Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the front and back covers of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

The Information Agent for the Offer is:
D.F. King & Co., Inc.
77 Water Street
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 290-6428

The Dealer Manager for the Offer is:

Needham & Company, Inc.
445 Park Avenue
New York, New York 10022
(212) 705-0445

March 22, 2002

SUMMARY TERM SHEET

        MSC Acquisition II Corp. (the "Purchaser") is offering to acquire all the outstanding shares of Mechanical Dynamics, Inc. ("Mechanical Dynamics") common stock for $18.85 per share, net to the seller in cash, without interest. The following are some of the questions you, as a shareholder of Mechanical Dynamics, may have and answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase and the related Letter of Transmittal, and the information contained in this summary term sheet is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. We urge you to carefully read the entire Offer to Purchase and related Letter of Transmittal prior to making any decision regarding whether to tender your shares.

WHO IS OFFERING TO PURCHASE MY SHARES OF COMMON STOCK OF MECHANICAL DYNAMICS?

  •
  The Purchaser, a corporation formed solely to make the offer, is offering to purchase your Mechanical Dynamics common stock. The Purchaser is a wholly owned subsidiary of MSC.Software Corporation ("MSC"), which is principally engaged in creating mechanical computer-aided engineering software solutions and providing a broad range of strategic engineering software consulting services. See the Introduction and Section 9.

HOW MANY SHARES IS THE PURCHASER SEEKING TO PURCHASE, AT WHAT PRICE, AND DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

  •
  The Purchaser is offering to purchase all the outstanding shares of Mechanical Dynamics common stock at a price of $18.85 per share, net to the seller, in cash, without interest. As of March 15, 2002, the last trading day prior to MSC's announcement that it was seeking to enter into a business combination with Mechanical Dynamics, the closing price of a Mechanical Dynamics share on the Nasdaq National Market was $12.01 and as of March 20, 2002 the closing price of a Mechanical Dynamics share on the Nasdaq was $18.69. If you are the record owner of your shares and you tender shares in the offer, you will not have to pay any brokerage or similar fees. However, if you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the Introduction and Section 3.

WHY IS THE PURCHASER MAKING THIS OFFER?

  •
  The offer is the first step in our plan to enter into a business combination with Mechanical Dynamics, as provided in the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 15, 2002 among MSC, the Purchaser and Mechanical Dynamics. The Merger Agreement provides for the merger (the "Merger") of Purchaser with and into Mechanical Dynamics following the purchase of shares pursuant to the offer. In the Merger, each share (other than shares held by MSC or the Purchaser) will be converted into the right to receive $18.85 per share, in cash, without interest. See the Introduction and Section 11.

i

WHAT DOES THE BOARD OF DIRECTORS OF MECHANICAL DYNAMICS THINK OF THIS OFFER?

  •
  Mechanical Dynamics' board of directors has unanimously approved the Merger Agreement, which provides for the acquisition of Mechanical Dynamics by MSC, approved the offer, the Merger and the other transactions contemplated by the Merger Agreement, determined that the terms of the offer, the Merger and such other transactions are fair to and in the best interests of Mechanical Dynamics and its shareholders and recommended that the holders of shares accept the offer and tender their shares pursuant to the offer. See the Introduction and Section 11.

HAVE ANY SHAREHOLDERS ALREADY AGREED TO TENDER THEIR SHARES?

  •
  In conjunction with entering into the Merger Agreement, MSC has entered into agreements with certain shareholders, in which these persons have agreed, among other things, to tender all their shares in the offer and to vote all their shares in favor of the Merger and against any other takeover proposal. The shareholders who have agreed to tender and vote their shares in this manner are Herbert S. Amster, David E. Cole, Joseph F. Gloudeman, Michael E. Korybalski, Mitchell I. Quain, Robert R. Ryan, David Peralta, and Douglas M. Peterson. Collectively these persons hold approximately 23.3% of the outstanding shares as of March 7, 2002. See Section 11.

WHY DID MECHANICAL DYNAMICS GRANT MSC AN OPTION TO PURCHASE ITS SHARES?

  •
  As a prerequisite to entering into the Merger Agreement, Mechanical Dynamics is required to grant an option to MSC, to buy not less than 1,177,309 shares of Mechanical Dynamics common stock. This represents 19.0% of the shares of Mechanical Dynamics outstanding on March 15, 2002. The exercise price of the option is $18.85 per share.

  •
  The option is not currently exercisable and may only be exercised by MSC if (i) the Mechanical Dynamics board withdraws Mechanical Dynamics' recommendation or approval of the Merger Agreement; (ii) Mechanical Dynamics enters into or publicly announces its intention to enter into an agreement with respect to a Superior Proposal (as defined in Section 11) or Business Combination (as defined in Section 11) with a party other than MSC or the Purchaser; (iii) any person or group becomes the beneficial owner of 50% or more of the Shares, other than MSC or Purchaser; (iv) prior to the termination of the Merger Agreement, any person, other than MSC or any of its affiliates, has commenced a tender offer or exchange offer to purchase any Shares such that, upon consummation of such offer, that person would own or control 10% or more of the outstanding Mechanical Dynamics Common Stock; or (v) prior to the termination of the Merger Agreement, there is a public announcement of a proposal by any person, other than MSC or any of its affiliates, to complete a Business Combination with Mechanical Dynamics that constitutes a Superior Proposal. Otherwise, the option will terminate and may not be exercised by MSC.

  •
  The option may discourage third parties from acquiring a significant stake in Mechanical Dynamics, and is intended to increase the likelihood that the offer and Merger will be completed. See Section 11.

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

        The most important conditions to the offer are the following:

  •
  Mechanical Dynamics shareholders must validly tender and not withdraw before the expiration of the offer the number of shares of common stock of Mechanical Dynamics that would represent at least a majority of the outstanding Mechanical Dynamics shares on a fully diluted basis.

  •
  All waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, must have expired or terminated.

  •
  A more detailed discussion of the conditions to consummation of the offer may be found in the Introduction and Section 14.

DOES THE PURCHASER HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

  •
  Yes. MSC expects to contribute or otherwise advance the proceeds of borrowings to enable the Purchaser to consummate the offer from cash on hand and under a proposed credit facility. The offer is not conditioned on either MSC or the Purchaser obtaining financing. See Section 12.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER INTO THE OFFER?

  •
  You have until the expiration date of the offer to tender. The offer currently is scheduled to expire at 12:00 midnight, New York City time, on April 18, 2002, unless and until the Purchaser, in its sole discretion (but subject to the Merger Agreement), extends the period of time for which the offer is open.

  •
  The Purchaser may elect to provide a "Subsequent Offering Period" for the offer. A Subsequent Offering Period, if one is included, will be an additional period of time beginning after the Purchaser has purchased shares tendered during the offer, during which shareholders may tender, but not withdraw, their shares and receive the offer consideration. The Purchaser does not currently intend to include a Subsequent Offering Period, although the Purchaser reserves the right to do so. See Section 1.

HOW DO I ACCEPT THE OFFER AND TENDER MY SHARES?

  •
  To tender your shares, you must completely fill out the enclosed Letter of Transmittal and deliver it, along with your share certificates and any other documents required by the Letter of Transmittal, to Computershare Trust Company, Inc., the depositary, prior to the expiration of the offer. If your shares are held in street name (i.e., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver all necessary documents to the depositary in time, you may be able to complete and deliver to the depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms. See Section 3.

IF I ACCEPT THE OFFER, WHEN WILL I GET PAID?

  •
  If the conditions to the offer are satisfied and the Purchaser consummates the offer and accepts your shares for payment, you will receive payment for the shares you tendered as promptly as practicable following the expiration of the offer. See Section 2.

CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

  •
  You may withdraw a portion of or all your tendered shares by delivering written or facsimile notice to the Depositary prior to the expiration of the offer. Further, if the Purchaser has not agreed to accept your shares for payment within 60 days of the commencement of the offer, you can withdraw them at any time after that 60-day period until the Purchaser does accept your shares for payment. Once shares are accepted for payment, they cannot be withdrawn. The right to withdraw tendered shares will not apply to any Subsequent Offering Period, if one is included. See Section 4.

IF I DO NOT TENDER BUT THE OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

  •
  As indicated above, if the offer is successful, the Purchaser expects to conclude a merger transaction in which all shares of Mechanical Dynamics that were not purchased in this offer will be exchanged for $18.85 in cash per share. If the Merger takes place, shareholders who do not tender in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if the proposed second-step merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. See Section 11.

ARE DISSENTERS' RIGHTS AVAILABLE IN EITHER THE OFFER OR THE SECOND-STEP MERGER?

  •
  Dissenters' rights are not available in the offer or the Merger.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTIONS?

  •
  The receipt of cash in the offer or the Merger in exchange for Mechanical Dynamics shares will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the particular effect the proposed transactions will have on your shares. See Section 5.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  •
  On March 20, 2002, the shares of Mechanical Dynamics closed on the Nasdaq National Market at $18.69 per share. On March 15, 2002, the last trading day before the public announcement of MSC's intention to pursue a business combination with Mechanical Dynamics, the shares of Mechanical Dynamics closed on the Nasdaq National Market at $12.01 per share. Please obtain a recent quotation for your shares prior to deciding whether or not to tender. See Section 6.

WHOM CAN I CALL WITH QUESTIONS?

  •
  You can call D.F. King & Co., Inc., at (800) 290-6428 (toll-free) or (212) 269-5550 (collect) or Needham & Company, Inc. at (212) 705-0445 with any questions you may have. D.F. King & Co., Inc. is acting as the information agent and Needham & Company, Inc. is acting as the dealer manager for the offer. See the back cover of this Offer to Purchase.

To: All Holders of Shares of Common Stock of Mechanical Dynamics, Inc.

INTRODUCTION

        MSC Acquisition II Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of MSC.Software Corporation ("MSC"), a Delaware corporation, hereby offers to purchase all outstanding shares ("Shares") of common stock, no par value (the "Mechanical Dynamics Common Stock"), of Mechanical Dynamics, Inc. ("Mechanical Dynamics"), a Michigan corporation, at a price of $18.85 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

        Tendering shareholders whose Shares are registered in their own name who tender directly to the Depositary (as defined) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Shareholders who hold their Shares through a bank or broker should check with such institution as to whether it will charge any service fees. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 30% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. The Purchaser will pay all fees and expenses of Needham & Company, Inc., as Dealer Manager (the "Dealer Manager"), Computershare Trust Company, Inc., as Depositary (the "Depositary"), and D.F. King & Co., Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

        On March 15, 2002, MSC, the Purchaser and Mechanical Dynamics entered into an Agreement and Plan of Merger (the "Merger Agreement"), which provides for, among other things, the merger (the "Merger") of the Purchaser with and into Mechanical Dynamics following the purchase of Shares pursuant to the Offer. In the Merger, each Share (other than Shares held by MSC or the Purchaser) will be converted into the right to receive $18.85 per Share, in cash, without interest thereon.

        THE BOARD OF DIRECTORS OF MECHANICAL DYNAMICS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, APPROVED THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AND SUCH OTHER TRANSACTIONS ARE FAIR TO AND IN THE BEST INTERESTS OF MECHANICAL DYNAMICS AND ITS SHAREHOLDERS AND RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

        Certain Mechanical Dynamics shareholders, including Herbert S. Amster, David E. Cole, Joseph F. Gloudeman, Michael E. Korybalski, Mitchell I. Quain, Robert R. Ryan, David Peralta and Douglas M. Peterson, have entered into Voting Agreements (the "Voting Agreements") with MSC, agreeing to vote all their Shares in favor of the Merger and against any other takeover proposal. Collectively, these persons hold approximately 23.3% of the outstanding Shares as of March 7, 2002.

        Credit Suisse First Boston Corporation ("CS First Boston"), Mechanical Dynamics' financial advisor, has delivered to the Board of Directors of Mechanical Dynamics its opinion that, as of March 15, 2002, based upon and subject to the matters set forth therein, the consideration to be received by the holders of Shares (other than MSC and its affiliates) pursuant to the Offer is fair to such holders from a financial point of view. CS First Boston's opinion is set forth in full as an annex to the Mechanical Dynamics Schedule 14D-9 (the "Schedule 14D-9") to be filed with the Commission. Shareholders are urged to, and should, read the Schedule 14D-9 and such opinion carefully in their entirety.

        Consummation of the Offer is conditioned upon there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1) a number of Shares (the "Minimum Number of Shares") that would represent at least a majority of all outstanding Shares on a fully diluted basis on the date of the purchase of Shares pursuant to the Offer (the "Minimum Tender Condition").

        Based on representations and warranties of Mechanical Dynamics contained in the Merger Agreement, as of March 7, 2002, there were 7,112,340 Shares issued and outstanding or subject to options. Based on the foregoing, if the Purchaser were to purchase 3,556,171 Shares pursuant to the Offer, the Minimum Tender Condition would be satisfied. However, the actual Minimum Number of Shares will depend on the facts as they exist on the date of purchase.

        Certain other conditions to the consummation of the Offer are described in Section 14. The Purchaser reserves the right (subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission")) to amend or waive any one or more of the terms and conditions of the Offer, including, without limitation, the Minimum Tender Condition. See Sections 1 and 14.

        The Offer is not conditioned on either MSC or the Purchaser obtaining financing. See Section 12.

        Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

        This Offer to Purchase and the related Letter of Transmittal contain important information, which should be read carefully before any decision is made with respect to the Offer.

THE OFFER

  1.    Terms of the Offer; Expiration Date.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 4 on or prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on April 18, 2002, unless and until the Purchaser (subject to the Merger Agreement), extends the period of time for which the Offer is open, in which event the term "Expiration Date" means the time and date at which the Offer, as so extended by the Purchaser, will expire.

        The Offer is conditioned upon satisfaction of the Minimum Tender Condition and all the other conditions set forth in Section 14. The Purchaser reserves the right (subject to the applicable rules and regulations of the Commission and the provisions of the Merger Agreement) to amend or waive the Minimum Tender Condition or any other condition of the Offer. The Merger Agreement provides that the Purchaser may not, without the prior consent of Mechanical Dynamics, reduce the number of Shares subject to the Offer, reduce the Offer Price, waive or change the Minimum Tender Condition, impose or modify conditions to the Offer in addition to those set forth in Section 14, amend any term of the Offer set forth in the Merger Agreement in any manner adverse to the holders of Mechanical Dynamics Common Stock or change the form of consideration payable in the Offer (other than by adding consideration).

        Notwithstanding the foregoing, the Purchaser (a) shall extend the Offer if, at the scheduled expiration date of the Offer, any of the conditions set forth in Section 14 (other than the Minimum Tender Condition or condition (d), (e) or (h) set forth in Section 14) to the Purchaser's obligation to purchase the Shares are not satisfied or waived, until such time as such conditions are satisfied or waived but in no event later than September 30, 2002 and (b) may, without the consent of Mechanical Dynamics, extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer. Additionally, if at the Expiration Date, all of the conditions to the Offer have been satisfied or waived but the Shares tendered and not withdrawn pursuant to the Offer constitute less than 90% of the outstanding Shares, the Purchaser may (but is not obligated to) provide for a "subsequent offering period" (as provided in Rule 14d-11 under the Securities and Exchange Act of 1934 (the "Exchange Act")) for up to 20 business days after the Purchaser's acceptance for payment of the Shares then tendered and not withdrawn pursuant to the Offer.

        During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw Shares.

        Subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act and the provisions of the Merger Agreement, the Purchaser expressly reserves the right to:

          (1)  terminate or amend the Offer if any of the conditions referred to in Section 14 has not been satisfied or upon the occurrence of any of the events specified in Section 14; or

          (2)  waive any condition or otherwise amend the Offer in any respect consistent with the provisions of the Merger Agreement,

in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below.

        The Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

        If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described herein under Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of such bidder's offer.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), the Purchaser currently intends to make announcements regarding the Offer by issuing a press release to the Dow Jones Newswires.

        If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. Subject to the terms of the Merger Agreement, with respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum 10-business day period from the date of such change is generally required to allow for adequate dissemination to shareholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        Subject to the terms of the Merger Agreement, if the Purchaser decides to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of 10 business days from the date the notice of the increase is first published, sent or given to holders of Shares. If, prior to the Expiration Date, the Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

        Pursuant to Rule 14d-11 under the Exchange Act, although the Purchaser does not currently intend to do so, the Purchaser may, subject to certain conditions, elect to provide a Subsequent Offering Period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the first purchase of Shares in the Offer, during which shareholders may tender Shares not tendered in the Offer.

        During a Subsequent Offering Period, tendering shareholders will not have withdrawal rights and the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that the Purchaser may provide a Subsequent Offering Period so long as, among other things, (1) the initial 20-business day period of the Offer has expired, (2) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (3) the Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to its expiration, (4) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (5) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. If the Purchaser elects to include a Subsequent Offering Period, it will notify shareholders of Mechanical Dynamics consistent with the requirements of the Commission.

        Mechanical Dynamics has provided Purchaser with Mechanical Dynamics' shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Mechanical Dynamics' shareholders lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by the Purchaser.

        If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share certificates are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered pursuant to the book-entry transfer procedures set forth in Section 3, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

  2.    Acceptance for Payment and Payment.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchaser will purchase, by accepting for payment, and will pay for all Shares validly tendered and not withdrawn prior to the Expiration Date as soon as practicable after the Expiration Date. The Purchaser expressly reserves the right, in its sole discretion but subject to the applicable rules of the Commission and the terms of the Merger Agreement, to delay acceptance for payment of, and thereby delay payment for, Shares if any of the conditions referred to in Section 14 has not been satisfied or upon the occurrence of any of the events specified in Section 14.

        In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

          (1)  the Share certificates representing such Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares (if such procedure is available), into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3;

          (2)  the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer; and

          (3)  any other documents required by the Letter of Transmittal.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering shareholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser regardless of any extension of the Offer or by reason of any delay in making such payment. The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

  3.    Procedures for Accepting the Offer and Tendering Shares.

        Valid Tender of Shares.    Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, either (1) on or prior to the Expiration Date, (a) Share certificates representing tendered Shares must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares must be tendered pursuant to the book-entry transfer procedures set forth below and a Book-Entry Confirmation must be received by the Depositary, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, must be received by the Depositary at one of such addresses and (c) any other documents required by the Letter of Transmittal must be received by the Depositary at one of such addresses or (2) the guaranteed delivery procedures set forth below must be followed.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and sole risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Transfer.    The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures set forth below must be complied with.

        Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility's procedures does not constitute delivery to the Depositary.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

        If the Share certificates are forwarded separately to the Depositary, a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, must accompany each such delivery.

        Guaranteed Delivery.    If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

          (1)  such tender is made by or through an Eligible Institution;

          (2)  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (3)  within three Nasdaq National Market trading days after the date of execution of such Notice of Guaranteed Delivery, (i) Share certificates representing tendered Shares are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares are tendered pursuant to the book-entry transfer procedures and a Book-Entry Confirmation is received by the Depositary, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, is received by the Depositary at one of such addresses and (iii) any other documents required by the Letter of Transmittal are received by the Depositary at one of such addresses.

        The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) Share certificates representing tendered Shares or a Book-Entry Confirmation, (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book entry transfer of Shares and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when Share certificates representing, or Book-Entry Confirmations of, such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

        Backup U.S. Federal Income Tax Withholding.    Under the U.S. federal income tax laws, payments in connection with the Offer and the Merger may be subject to "backup withholding" at a rate of 30% unless a shareholder that holds Shares (1) provides a correct taxpayer identification number (which, for an individual shareholder, is the shareholder's social security number) and any other required information, or (2) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. federal income tax withholding on payments with respect to the purchase price of Shares purchased pursuant to the Offer or converted into cash in the Merger, as the case may be, each shareholder should provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup U.S. federal income tax withholding by completing the Substitute Internal Revenue Service Form W-9 included in the Letter of Transmittal. Noncorporate foreign shareholders should complete and sign an Internal Revenue Service Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

        Determination of Validity.    All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders without any effect on the rights of such other shareholders.

        The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser, MSC or any of their affiliates or assigns, if any, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        Appointment As Proxy.    By executing a Letter of Transmittal, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (and any and all non-cash dividends, distributions, rights or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective if, when and only to the extent that the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of Mechanical Dynamics' shareholders, and the Purchaser reserves the right to require that in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares. See Section 15.

        Other Requirements.    The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  4.    Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after May 20, 2002, (or such later date as may apply in case the Offer is extended).

        To be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book-entry transfer procedures as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, MSC or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        If the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

  5.    Material U.S. Federal Income Tax Consequences of the Offer and the Merger.

        The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income tax laws.

        Generally, for U.S. federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer or the Merger and the aggregate adjusted tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. If tendered Shares are held by a tendering shareholder as capital assets, gain or loss recognized by such shareholder will be capital gain or loss, which will be long-term capital gain or loss if such shareholder's holding period for the Shares exceeds one year. In the case of a tendering noncorporate shareholder, long-term capital gains will be eligible for a maximum U.S. federal income tax rate of 20%. In addition, the ability to use capital losses to offset ordinary income is limited.

        The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions and may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction.

        Shareholders of Mechanical Dynamics should consult their own tax advisors regarding the specific tax consequences to them of the Offer and the Merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in their particular circumstances.

        Backup Withholding.    Certain noncorporate shareholders of Mechanical Dynamics may be subject to backup withholding at a 30% rate on cash payments received in connection with the Offer and the Merger. Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that such shareholder is not subject to backup withholding on the Substitute Internal Revenue Service Form W-9 or successor form included in the Letter of Transmittal, (2) provides a certification of foreign status on Internal Revenue Service Form W-8 or successor form or (3) is otherwise exempt from backup withholding.

        If a shareholder does not provide a correct taxpayer identification number, such shareholder may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a shareholder's U.S. federal income tax liability provided the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return. Shareholders of Mechanical Dynamics should consult their own tax advisors as to their qualification for exemption from withholding and the procedure for obtaining the exemption.

  6.    Price Range of the Shares; Dividends.

        The Shares are authorized for quotation on the Nasdaq National Market under the symbol "MDII." The following table sets forth, for the periods indicated, the reported high and low closing for the Shares for the periods indicated based on published financial services.

	HIGH	LOW
Year Ended December 31, 1999
First Quarter	$8.00	$6.13
Second Quarter	7.00	5.13
Third Quarter	5.69	4.38
Fourth Quarter	5.25	4.25
Year Ended December 31, 2000
First Quarter	6.44	4.75
Second Quarter	6.19	4.81
Third Quarter	6.00	4.63
Fourth Quarter	6.88	5.25
Year Ended December 31, 2001
First Quarter	9.38	5.63
Second Quarter	11.50	7.13
Third Quarter	11.64	7.76
Fourth Quarter	10.75	6.90
Year Ending December 31, 2002
First quarter (through March 20, 2002)	18.69	10.04

        On March 15, 2002, the last full trading day prior to the public announcement of MSC's intention to pursue a business combination with Mechanical Dynamics, the reported 4:00 p.m. closing price on the Nasdaq National Market for the Shares was $12.01 per Share, and on March 20, 2002, the reported 4:00 p.m. closing price on the Nasdaq National Market for the Shares was $18.69 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

  7.    Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Margin Regulations and Exchange Act Registration.

        Possible Effects of the Offer on the Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

        Nasdaq Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on the Nasdaq National Market, which requires that for each class of shares listed by an issuer, there must be either (1) at least 750,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of publicly held shares of at least $5 million, issuer stockholders' equity of at least $10 million, at least two registered and active market makers and a minimum bid price per share of $1; or (2) at least 1,100,000 publicly held shares, held by at least 400 stockholders of round lots, with a market value of publicly held shares of at least $15,000,000, at least four registered and active market makers, a minimum bid price per share of $3 and the issuer must have a market capitalization of $50,000,000 or total assets and total revenue of $50,000,000 each for the most recently completed fiscal year or two of the last three most recently completed fiscal years. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the outstanding common stock are not considered as being publicly held for this purpose. If as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq National Market and the Shares are no longer included in Nasdaq or in any other tier of the Nasdaq National Market, as the case may be, the market for the Shares could be adversely affected.

        If the Shares were to cease to be quoted on the Nasdaq National Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported through other sources. The extent of the public market, therefore, and the availability of such quotations, would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of the securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Currently, it is not possible to predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application to the Commission if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Mechanical Dynamics to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to shareholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of Mechanical Dynamics and persons holding "restricted securities" of Mechanical Dynamics to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities."

        Margin Regulation.    The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event, the Shares would be ineligible as collateral for margin loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

  8.    Certain Information Concerning Mechanical Dynamics.

        The information concerning Mechanical Dynamics contained in this Offer to Purchase has been furnished by Mechanical Dynamics or taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of MSC, the Purchaser, the Dealer Manager, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Mechanical Dynamics to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to MSC, the Purchaser, the Dealer Manager, the Information Agent or the Depositary.

        According to its Annual Report or Form 10-K for the year ended December 31, 2001, Mechanical Dynamics was incorporated in the State of Michigan in 1977. Mechanical Dynamics became publicly held in 1996. The principal executive offices of Mechanical Dynamics are located at 2300 Traverwood Drive, Ann Arbor, Michigan 48105 and its telephone number is (734) 994-3800. According to Mechanical Dynamics' 10-K, Mechanical Dynamics develops, market, and supports virtual prototyping systems.

        Mechanical Dynamics is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. Mechanical Dynamics' filings are also available to the public on the Commission's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

  9.    Certain Information Concerning MSC and the Purchaser.

        The Purchaser was organized in 2002 under the laws of the State of Delaware for the purpose of engaging in a business combination with Mechanical Dynamics. The Purchaser is a wholly owned subsidiary of MSC. The Purchaser has not, and is not expected to, engage in any business other than in connection with its organization, the Offer and the Merger. Its principal executive offices and telephone number are the same as those of MSC.

        MSC reincorporated in Delaware in 1994. Its principal executive offices are located at 2 MacArthur Place, Santa Ana, California 92707 and its telephone number is (714) 540-8900. MSC maintains an Internet site at http://www.mscsoftware.com. The website and the information contained on or connected to the website are not part of this Offer to Purchase and are not incorporated by reference.

        MSC is principally engaged in mechanical computer-aided engineering and also provides a broad range of strategic engineering software consulting services.

        MSC is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. MSC's filings are also available to the public on the Commission's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Copies of many of the items filed with the Commission and other information concerning MSC are available for inspection at the offices of the New York Stock Exchange, Inc. located at 20 Broad Street, New York, New York 10005.

        The name, business address and telephone number, citizenship, present principal occupation and employment history of each of the directors and executive officers of MSC and the Purchaser are set forth in Schedule I of this Offer to Purchase.

        As of March 22, 2002, MSC owns 42,000 Shares and neither the Purchaser nor, to MSC's or the Purchaser's knowledge, any of the persons listed on Schedule I hereto owns any Shares.

  10.    Background of the Offer; Contacts with Mechanical Dynamics.

        In March 2000, Frank Perna, Chairman and Chief Executive Officer of MSC, met with Michael Korybalski, Chairman and Chief Executive Officer of Mechanical Dynamics, at Mechanical Dynamics' headquarters in Ann Arbor, Michigan. At those meetings, Mr. Perna indicated MSC would be willing to consider an acquisition of Mechanical Dynamics at approximately $8 or $9 per share (Mechanical Dynamics was then trading on the Nasdaq National Market at approximately $5 per share). No further action followed these meetings.

        In August, 2001, MSC retained Needham & Company, Inc. ("Needham") to advise MSC on a potential acquisition of Mechanical Dynamics.

        During September 2001, Mr. Perna and Mr. Korybalski met together and had telephone calls to discuss a possible acquisition of Mechanical Dynamics by MSC. Mr. Korybalski informed Mr. Perna that any combination would be put on hold due to the events on September 11, 2001 and that the Mechanical Dynamics' board of directors did not want to consider any combination with MSC that year.

        In October 2001, Brad Dunbar of MSC met with Michael Korybalski to discuss a possible business combination. Mr. Korybalski indicated that Mechanical Dynamics would not be interested in a business combination at that time because of the prevailing market volatility and economic uncertainty, but indicated that Mechanical Dynamics would revisit the issue in January 2002.

        From September to November of 2001, David Townes of Needham contacted Mr. Korybalski several times to inquire as to Mechanical Dynamics' interest in evaluating a possible acquisition by MSC. Mr. Korybalski reiterated his belief that market volatility and economic uncertainty made it unlikely that a business combination at the time with MSC would be beneficial to Mechanical Dynamics and its shareholders. Nevertheless, during December 2001, Mr. Korybalski and Mr. Townes had several further conversations concerning the possibility of a business combination between MSC and Mechanical Dynamics.

        On January 16, 2002, Mr. Perna met with Mr. Korybalski to discuss a possible acquisition of Mechanical Dynamics by MSC. During that meeting, Mr. Perna proposed that MSC pay $16.50 per share of Mechanical Dynamics stock. Mr. Korybalski responded that he did not believe that $16.50 per share would be sufficient. Throughout January and early February, Mr. Korybalski and Mr. Perna spoke by telephone on several occasions regarding the possibility of MSC acquiring Mechanical Dynamics.

        On January 21, 2002, Mr. Perna sent an e-mail to Mr. Korybalski that outlined the principal terms of a possible transaction between MSC and Mechanical Dynamics. The e-mail contemplated a cash tender offer for all of the shares of Mechanical Dynamics followed by a merger of Mechanical Dynamics with a newly-formed, wholly owned subsidiary of MSC. In both the tender offer and merger, the shareholders of Mechanical Dynamics would receive $17.50 per share. The increase from $16.50 per share to $17.50 per share was conditioned upon confirmation of certain cost savings synergies. The e-mail also contemplated, among other things, that Mechanical Dynamics would grant MSC an option to purchase a number of shares of Mechanical Dynamics common stock equal to 19% of the outstanding Mechanical Dynamics shares.

        On February 8, 2002, Mr. Perna sent a letter to Mr. Korybalski which was substantially the same as Mr. Perna's e-mail on January 21, 2002, except that the $17.50 per share price was no longer conditioned upon confirmation of the cost savings synergies.

        On February 13, 2002, Mr. Korybalski telephoned Mr. Perna and informed him that MSC's $17.50 per share proposal was not sufficient. During that telephone conversation, Mr. Perna orally raised the proposal to $18.50 per share. Mr. Korybalski said he would consider Mr. Perna's proposal.

        On February 15, 2002, representatives of CS First Boston telephoned representatives of Needham and informed Needham that another possible acquiror had expressed interest in Mechanical Dynamics.

        On February 20, 2002, representatives of CS First Boston telephoned representatives of Needham and informed Needham that Mechanical Dynamics had a proposal from another party at a per share price higher than $18.50 per share. The representatives of CS First Boston also stated that Mechanical Dynamics would agree to negotiate exclusively with the highest bidder on February 22, 2002.

        Between February 20, 2002 and February 22, 2002, representatives of Mechanical Dynamics and MSC continued to discuss a possible transaction. On February 22, 2002, MSC raised its proposal to $18.75 per share. After additional discussions, on February 22, 2002, and in consideration of a three week exclusivity period, MSC made its final proposal at $18.85 per share.

        On February 23, 2002, counsel for Mechanical Dynamics and MSC negotiated and finalized a confidentiality agreement and a proposed term sheet that contemplated, among other things, a cash tender offer and follow-on merger of Mechanical Dynamics and a wholly owned subsidiary of MSC, with the shareholders of Mechanical Dynamics receiving $18.85 per share in each transaction. In addition, the proposed term sheet contemplated that Mechanical Dynamics would grant MSC an option to purchase a number of shares of Mechanical Dynamics common stock equal to 19% of the outstanding Mechanical Dynamics shares at an exercise price of $18.85 per share. The proposed term sheet also contemplated that certain directors and executive officers, as shareholders of Mechanical Dynamics, would agree to tender their shares in the tender offer or vote for the merger. The parties also agreed that Mechanical Dynamics would negotiate exclusively with MSC until March 15, 2002, subject to extension if both parties agreed and subject to the fiduciary duties of Mechanical Dynamics' Board of Directors.

        On February 27, 2002, counsel for MSC provided to counsel for Mechanical Dynamics drafts of the Merger Agreement and related documents. Between February 27, 2002 and March 15, 2002, counsel for MSC and Mechanical Dynamics continued to negotiate the terms of the Merger Agreement and related documents.

        Between March 4 and March 14, 2002, representatives of MSC conducted due diligence with respect to Mechanical Dynamics.

        On March 11, 2002, the Board of Directors of MSC met to consider the Merger Agreement and related documents. The Board of Directors of MSC then approved the Merger Agreement and related documents with such changes thereto as management deems appropriate.

        Negotiations of the Merger Agreement and related documents continued until March 15, 2002. On March 15, 2002, the Merger Agreement and related documents were executed and delivered by the parties thereto.

        On March 22, 2002, the Purchaser commenced the Offer in accordance with the Merger Agreement.

  11.    Purpose of the Offer and the Merger; Plans for Mechanical Dynamics; Certain Conditions.

        General.    The purpose of the Offer is for MSC to acquire control of, and ultimately the entire equity interest in, Mechanical Dynamics. In the Merger Agreement, MSC and Mechanical Dynamics have agreed to effect the Merger in accordance with the provisions of the Merger Agreement as promptly as practicable following expiration of the Offer. Set forth below is a summary of the material terms of the Merger Agreement.

The Merger Agreement

        The following is a summary of the Merger Agreement. This summary does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit (d)(1) to the Schedule TO and incorporated herein by reference.

        The Offer.    The Merger Agreement provides that the Purchaser may not, without the prior consent of Mechanical Dynamics, reduce the number of Shares subject to the Offer, reduce the Offer Price, waive or change the Minimum Tender Condition, impose or modify conditions to the Offer in addition to those set forth in Section 14, amend any term of the Offer set forth in the Merger Agreement in any manner adverse to the holders of Mechanical Dynamics Common Stock or change the form of consideration payable in the Offer (other than by adding consideration).

        Notwithstanding the foregoing, the Purchaser (a) shall extend the Offer if, at the scheduled expiration date of the Offer, any of the conditions set forth in Section 14 (other than the Minimum Tender Condition or condition (d), (e) or (h) set forth in Section 14) to the Purchaser's obligation to purchase the Shares are not satisfied or waived, until such time as such conditions are satisfied or waived but in no event later than September 30, 2002 and (b) may, without the consent of Mechanical Dynamics, extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer. Additionally, if at the Expiration Date, all of the conditions to the Offer have been satisfied or waived but the Shares tendered and not withdrawn pursuant to the Offer constitute less than 90% of the outstanding Shares, the Purchaser may (but is not obligated to) provide for a "subsequent offering period" (as provided in Rule 14d-11 under the Exchange Act) for up to 20 business days after the Purchaser's acceptance for payment of the Shares then tendered and not withdrawn pursuant to the Offer.

        Pursuant to the Merger Agreement, MSC is obligated to cause the Purchaser to accept for payment and pay for all Shares validly tendered and not withdrawn as soon as practicable after the Expiration Date of the Offer or, in the case of Shares tendered during any subsequent offering period, as soon as practicable following the valid tender thereof.

        Shareholder Mailings.    The Merger Agreement provides that, in connection with the Offer, Mechanical Dynamics will cause its transfer agent to furnish the Purchaser promptly with mailing labels containing the names and addresses of the record holders of the Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in Mechanical Dynamics' possession or control regarding the beneficial owners of Shares, and will furnish to the Purchaser such information and assistance, including updated lists of shareholders, security position listings and computer files, as MSC may reasonably request in communicating the Offer to Mechanical Dynamics' shareholders.

        The Merger.    On the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the Michigan Business Corporation Act ("MBCA") and the Delaware General Corporation Law (the "DGCL"), the Purchaser will be merged with and into Mechanical Dynamics at the Effective Time (as defined below). At the Effective Time, the separate corporate existence of the Purchaser will cease and Mechanical Dynamics will continue as the surviving corporation (the "Surviving Corporation").

        Effective Time of the Merger.    The Merger Agreement provides that, subject to the terms and conditions set forth therein, MSC, the Purchaser and Mechanical Dynamics will file with the Department of Consumer and Industry Services of the State of Michigan and the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (the "Articles of Merger") executed in accordance with the relevant provisions of the MBCA and the DGCL and will make all other filings or recordings required under the MBCA and the DGCL. The Merger will become effective at such time as the applicable Articles of Merger are duly filed with the Department of Consumer and Industry Services of the State of Michigan and the Secretary of State of the State of Delaware, or at such other time as MSC and Mechanical Dynamics may specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

        Articles of Incorporation; By-laws; Directors and Officers.    The Merger Agreement provides that:

  •
  The Articles of Incorporation of Mechanical Dynamics at the Effective Time and the By-laws of Mechanical Dynamics in effect immediately prior to the Effective Time will be the Articles of Incorporation and By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

  •
  The directors of the Purchaser and the officers of Purchaser, in each case, immediately prior to the Effective Time will be the respective directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        Conversion of Shares.    The Merger Agreement provides that each Share issued and outstanding immediately prior to the Effective Time, other than Shares owned by Mechanical Dynamics, MSC or the Purchaser, will be converted pursuant to the Merger into the right to receive, upon the surrender of the certificate formerly representing such Share, $18.85 in cash without interest thereon (the "Merger Consideration"). The Merger Agreement further provides that at the Effective Time, (1) all Shares owned by Mechanical Dynamics, MSC or the Purchaser will be canceled and will cease to exist and (2) each issued and outstanding share of capital stock of the Purchaser will be converted into and become one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

        Stock Options.    The Merger Agreement provides that at the Effective Time, each outstanding option to purchase Shares under any plan or arrangement of Mechanical Dynamics, whether vested or unvested, will be canceled in exchange for a payment (subject to any withholding tax) equal to the product of (i) the number of Shares subject to such option vested immediately prior to the Effective Time (including any option which becomes vested on or prior to the Effective Time in accordance with the terms of an automatic acceleration provision), multiplied by (ii) the excess of the Merger Consideration over the exercise price per Share of such option.

        Representations and Warranties.    The Merger Agreement contains representations and warranties by Mechanical Dynamics, MSC and the Purchaser. Mechanical Dynamics made representations and warranties as to:

  •
  corporate organization;

  •
  Mechanical Dynamics' subsidiaries and equity interests;

  •
  capitalization;

  •
  authorization to enter into the Merger Agreement and consummate the Offer, the Merger and the related transactions and approval of the Offer, the Merger and the related transactions;

  •
  absence of conflicts and required filings and consents;

  •
  filings and reports with the Commission;

  •
  no undisclosed liabilities;

  •
  information supplied by Mechanical Dynamics;

  •
  absence of material adverse effect and other changes and events;

  •
  tax matters;

  •
  employee benefit matters;

  •
  litigation;

  •
  compliance with applicable laws;

  •
  payments required to be made to brokers and agents on account of the Offer and the Merger;

  •
  opinion of financial advisor;

  •
  labor matters;

  •
  contract matters;

  •
  intellectual property matters;

  •
  no restrictions on business activities; and

  •
  transactions with affiliates.

        MSC and the Purchaser jointly and severally made representations and warranties as to:

  •
  corporate organization;

  •
  the Purchaser;

  •
  authorization to enter into the Merger Agreement and consummate the Offer, the Merger and the related transactions and approval thereof;

  •
  absence of conflicts and required filings and consents;

  •
  information supplied by MSC and the Purchaser;

  •
  payments required to be made to brokers and agents on account of the Offer and the Merger; and

  •
  availability of funds.

        Covenants.    The Merger Agreement contains covenants by Mechanical Dynamics that it and each of its subsidiaries will conduct its operations in all material respects in accordance with its ordinary course of business, consistent with past practice and, subject to specified exceptions, will not, and will not cause or permit any of its subsidiaries to:

  •
  declare or pay any dividend or distribution with respect to its capital stock; split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or purchase, redeem or otherwise acquire any securities of Mechanical Dynamics or of its subsidiaries or any rights, warrants or options to acquire any such securities;

  •
  issue, deliver, sell or grant (1) any shares of its capital stock, (2) any voting debt or other voting securities, (3) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such securities or (4) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, or any similar stock, rights or units, other than the issuance of Shares upon the exercise of Mechanical Dynamics employee stock options outstanding on the date of the Merger Agreement and in accordance with their present terms;

  •
  amend its articles of incorporation, by-laws or other comparable charter or organizational documents (other than any amendment to exempt the acquisition of Shares from the applicability of Section 7B of the MBCA or Article 10 of its by-laws);

  •
  acquire or agree to acquire (1) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any equity interest in of business or any corporation, partnership, joint venture, association or other business organization or division thereof or (2) any assets that are material, individually or in the aggregate, to Mechanical Dynamics and its subsidiaries, taken as a whole, except purchases in the ordinary course of business consistent with past practice;

  •
  grant to any officer or director of Mechanical Dynamics or any of its subsidiaries any increase in compensation, except in the ordinary course of business consistent with prior practice or to the extent required under employment agreements in effect as of the date of the most recent financial statements included in documents previously filed by Mechanical Dynamics with the Commission;

  •
  grant to any employee, officer or director of Mechanical Dynamics or any of its subsidiaries any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent financial statements included in documents previously filed by Mechanical Dynamics with the Commission;

  •
  enter into, amend or terminate any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director;

  •
  establish, adopt, enter into or amend in any material respect any collective bargaining agreement or other union agreement or Mechanical Dynamics' employee benefit plan, except as required by applicable Law;

  •
  take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Mechanical Dynamics' employee benefit plan;

  •
  make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Mechanical Dynamics, except insofar as may have been required by a change in generally accepted accounting principles, the Commission's accounting rules and regulations or applicable law;

  •
  sell, lease (as lessor), license or otherwise dispose of or subject to any lien any properties or assets that are material, individually or in the aggregate, to Mechanical Dynamics and its subsidiaries, taken as a whole, except sales of excess or obsolete assets in the ordinary course of business consistent with past practice;

  •
  incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than a subsidiary of Mechanical Dynamics), issue or sell any debt securities or warrants or other rights to acquire any debt securities of Mechanical Dynamics or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;

  •
  make any loans, advances or capital contributions to, or investments in, any other person, other than to or in Mechanical Dynamics or any direct or indirect wholly owned subsidiary of Mechanical Dynamics;

  •
  make or agree to make any new capital expenditures that in the aggregate are in excess of $100,000;

  •
  make any material tax election or settle or compromise any material tax liability or refund other than in the ordinary course of business consistent with past practices;

  •
  pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in connection with the Merger Agreement, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Mechanical Dynamics included in documents previously filed by Mechanical Dynamics with the Commission or incurred in the ordinary course of business consistent with past practice or incurred in connection with the Merger Agreement;

  •
  cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

  •
  waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement in favor of Mechanical Dynamics to which Mechanical Dynamics or any of its subsidiaries is a party;

  •
  make any individual or series of related payments outside the ordinary course of business, other than with respect to items specifically covered above, in excess of $100,000;

  •
  incur or enter into any contract outside the ordinary course of business, other than with respect to items specifically covered above, in excess of $100,000; or

  •
  authorize any of, or commit or agree to take any of, the foregoing actions.

        Commercially Reasonable Efforts.    The Merger Agreement provides that, subject to the terms and conditions thereof, each of the parties will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the related transactions, including:

  •
  the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

  •
  the obtaining of all necessary consents, approvals or waivers from third parties;

  •
  the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated therein, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

  •
  the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement.

        The Merger Agreement provides that, in connection with and without limiting the foregoing, MSC agrees to give Mechanical Dynamics reasonable notice of any meetings prior to the consummation of the Merger with any governmental entity regarding the transactions contemplated by the Merger Agreement, and Mechanical Dynamics, at its option, may have representatives at such meeting. In addition, the Mechanical Dynamics Board will (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any transaction contemplated by the Merger Agreement and (2) if any state takeover statute or similar statute or regulation becomes applicable to any transaction contemplated by the Merger Agreement, take all action necessary to ensure that the Offer, the Merger and the related transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement.

        Actions of Mechanical Dynamics Board; Mechanical Dynamics Takeover Proposals.    The Merger Agreement provides that neither the Mechanical Dynamics Board nor any committee thereof shall:

  •
  take any action that would result in the holders of the Shares no longer being legally capable under the MBCA of validly approving the Merger or the Merger Agreement; or

  •
  adopt any amendment to its charter or its by-laws or any resolution or take any other action that would have the effect of rescinding the actions taken to render Chapters 7A and 7B of the MBCA and Article 10 of Mechanical Dynamics' by-laws inapplicable to the Offer, the Merger and the related transactions.

        No Shopping.    Mechanical Dynamics has agreed in the Merger Agreement that until the Effective Time (as defined in Section 1.05 of the Merger Agreement) or the termination of the Merger Agreement, neither it nor any of its officers, directors, agents, financial advisers, attorneys, accountants or other representatives will, directly or indirectly, solicit, initiate or encourage submission of proposals or offers from any person (other than MSC or the Purchaser or their affiliates) relating to, or that could reasonably be expected to lead to, a Business Combination (as defined below) or participate in any negotiations or discussions regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek a Business Combination, other than to advise such person of the existence and content of the provisions in the Merger Agreement. Pursuant to the Merger Agreement, however, Mechanical Dynamics may, in response to an unsolicited written proposal from a third party with respect to a Business Combination that Mechanical Dynamics Board determines, in its good faith judgment, after consultation with and the receipt of the advice of its financial advisor and outside counsel, is a Superior Proposal (as defined below), (i) furnish access and information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, only if Mechanical Dynamics' Board determines, in its good faith judgment after consultation with its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of Mechanical Dynamics' Board under applicable law and (ii) take and disclose to Mechanical Dynamics' shareholders a position with respect to another Business Combination proposal, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 under the Exchange Act.

        Mechanical Dynamics has also agreed that neither its Board nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to MSC or the Purchaser, the recommendation by the Board or any such committee that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer, (ii) approve or recommend, or propose publicly to approve or recommend, a Business Combination or (iii) cause Mechanical Dynamics to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Business Combination. The Merger Agreement provides that, notwithstanding the foregoing, in response to an unsolicited Business Combination proposal from a third party, if Mechanical Dynamics' Board determines, in its good faith judgment, that such proposal is a Superior Proposal and that failure to do any of the actions set forth in clauses (i), (ii) or (iii) above would constitute a breach of the fiduciary duties of Mechanical Dynamics' Board under applicable law, Mechanical Dynamics' Board may (x) withdraw or modify the recommendation that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer, approve or recommend a Business Combination or cause Mechanical Dynamics to enter into a Business Combination or engage in any of the other activities described in clauses (i), (ii) or (iii) above and (y) negotiate with a third party with respect to such Business Combination proposal and, subject to Mechanical Dynamics having paid to MSC a fee in the amount of $3,000,000 as liquidated damages within five business days and having entered into a definitive agreement with respect to such Business Combination proposal, terminate the Merger Agreement.

        For purposes of the Merger Agreement, "Business Combination" means (other than the transactions contemplated by the Merger Agreement) (a) a merger, consolidation or other business combination, share exchange, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving Mechanical Dynamics or any of its subsidiaries, (b) the acquisition in any manner, directly or indirectly, of a material interest in any Mechanical Dynamics' capital stock or voting debt of, or a material equity interest in the assets of, Mechanical Dynamics or any of its subsidiaries, including any single or multi-step transaction or series of related transactions that is structured to permit a third party to acquire beneficial ownership of a majority or greater equity interest in Mechanical Dynamics, or (c) the acquisition in any manner, directly or indirectly, of any material portion of the business or assets (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale) of Mechanical Dynamics or any subsidiary. For purposes of the Merger Agreement, "Superior Proposal" means a proposed Business Combination involving at least 50% of the shares of Mechanical Dynamics capital stock or a material portion of the assets of Mechanical Dynamics that the Mechanical Dynamics' Board determines, after consulting with Mechanical Dynamics' financial advisors and outside counsel, is financially superior to the transactions contemplated by the Offer and the Merger and it appears that the party making the proposal is reasonably likely to have the funds necessary to consummate the Business Combination.

        Directors and Officers Indemnification and Insurance.    The Merger Agreement requires that MSC, to the fullest extent permitted by applicable law, cause the Surviving Corporation to honor all Mechanical Dynamics' obligations to indemnify, defend and hold harmless the present or former directors or officers of Mechanical Dynamics and its subsidiaries and to advance expenses to them for acts or omissions by such directors and officers occurring at or prior to the Effective Time to the extent that such obligations of Mechanical Dynamics exist on the date of the Merger Agreement, whether pursuant to Mechanical Dynamics' charter or by-laws, individual indemnity agreements or otherwise, and these obligations will survive the Merger and will continue in full force and effect in accordance with the terms of Mechanical Dynamics' charter and by-laws and such individual indemnity agreements from the Effective Time. In addition, the charter and by-laws of the Surviving Corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, officers and employees than are presently set forth in the Mechanical Dynamics charter or by-laws. The Merger Agreement also provides that for a period of six years after the Effective Time, MSC will cause to be maintained in effect, at no expense to the beneficiaries, the current policies of directors' and officers' liability insurance currently maintained by Mechanical Dynamics with respect to claims arising from or relating to actions or omissions, or alleged actions or omissions, occurring on or prior to the Effective Time.

        Preparation of the Proxy Statement; Shareholders Meeting.    The Merger Agreement provides that if the approval of the Merger Agreement by Mechanical Dynamics' shareholders is required, as soon as reasonably practicable following the expiration of the Offer, Mechanical Dynamics and MSC will, at MSC's request, prepare and file with the Commission a proxy statement and related materials (the "Proxy Statement") in preliminary form, and each of Mechanical Dynamics and MSC will use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the Commission with respect thereto. Mechanical Dynamics will notify MSC promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply MSC with copies of all correspondence between Mechanical Dynamics or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to approval of the Merger Agreement by the Mechanical Dynamics' shareholders there occurs any event that should be set forth in an amendment or supplement to the Proxy Statement, Mechanical Dynamics will as promptly as reasonably practicable prepare and mail to its shareholders such an amendment or supplement. Mechanical Dynamics will not mail any Proxy Statement, or any amendment or supplement thereto, to which MSC reasonably objects. Subject to the foregoing, the Merger Agreement requires Mechanical Dynamics to use its reasonable best efforts to cause the Proxy Statement to be mailed to Mechanical Dynamics' shareholders as promptly as reasonably practicable after filing with the Commission.

        If the approval of the Merger Agreement by Mechanical Dynamics' shareholders is required, at MSC's request, as soon as reasonably practicable following the expiration of the Offer, the Merger Agreement requires Mechanical Dynamics to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of seeking approval of the Merger Agreement by the Mechanical Dynamics shareholders. Notwithstanding the foregoing, if the Purchaser or any other subsidiary of MSC acquires at least 90% of the outstanding Shares pursuant to the Offer, the parties will, at the request of MSC, take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the expiration of the Offer without a shareholders meeting in accordance with Sections 450.1711 and 450.1735 of the MBCA. MSC will cause all Shares purchased pursuant to the Offer and all other Shares owned by MSC, the Purchaser or any other subsidiary of MSC to be voted in favor of the Merger Agreement and the transactions contemplated thereby.

        Employee Matters.    The Merger Agreement provides that employees of Mechanical Dynamics will be entitled to compensation and incentive arrangements similar to compensation and incentive arrangements offered by MSC to its similarly situated employees and will set aside a pool of 300,000 stock options under it's stock option plan for grants of stock options to such employees, in the sole discretion of the MSC. With respect to any employee of Mechanical Dynamics that is terminated without cause, MSC will provide severance pay comparable to that made available to similarly situated employees of MSC terminated without cause.

        In addition, to the extent permitted under applicable law and the applicable employee benefit plans, employees of Mechanical Dynamics and its subsidiaries will receive full credit for purposes of eligibility under such employee benefit plans or arrangements maintained by MSC in which such employees participate to the same extent as if such employees had been employees of MSC during such employees' tenure with Mechanical Dynamics. To the extent permitted under applicable Law and the applicable welfare benefit plans, MSC will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to any participation and coverage requirements applicable to the employees of Mechanical Dynamics under any MSC welfare benefit plans in which such employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time, and (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any MSC welfare benefit plans that such employees are eligible to participate in after the Effective Time.

        Designation of Directors.    The Merger Agreement provides that, promptly upon the acceptance for payment by the Purchaser of, and the payment by the Purchaser for, any Shares validly tendered pursuant to the Offer, the Purchaser will be entitled to designate the number of directors, rounded up to the next whole number, on the Mechanical Dynamics' Board such that the percentage of its designees on the Mechanical Dynamics' Board will equal the percentage of the outstanding Shares owned by MSC and its subsidiaries. Mechanical Dynamics is obligated upon such request to take all actions available to it to cause the Purchaser's designees to be so elected.

        Conditions of the Merger.    Under the Merger Agreement, the respective obligations of each party to consummate the Merger are subject to the satisfaction of the conditions that (1) if required by law, the Merger Agreement has been adopted by the requisite vote of Mechanical Dynamics' shareholders, (2) no statute, rule, regulation, legislation or interpretation shall have been enacted, enforced, promulgated, amended or issued which prohibits the completion of the Merger, (3) no party to the Merger Agreement will be subject to any order or injunction of a court of competent jurisdiction which prohibits the Merger and (4) MSC, the Purchaser or their affiliates shall have purchased, or caused to be purchased, Shares pursuant to the Offer.

        Termination Events.    The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval thereof by the Mechanical Dynamics shareholders):

  (a)
  by mutual written consent of MSC, the Purchaser and Mechanical Dynamics, duly authorized by the Board of Directors of such parties;

  (b)
  by either MSC or Mechanical Dynamics, duly authorized by the Board of Directors of such parties:

  (i)
  unless the Shares have been purchased pursuant to the Offer, if the Merger is not consummated on or before September 30, 2002, unless the failure to consummate the Merger is the result of a material breach of the Merger Agreement by the party seeking to terminate;

  (ii)
  if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action has become final and nonappealable; or

  (iii)
  if the Offer has expired or has been terminated in accordance with the terms set forth in the Merger Agreement without Shares having been purchased pursuant to the Offer; provided, however, that the terminating party is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement;

  (c)
  by MSC, duly authorized by the Board of Directors, prior to the acceptance of Shares for payment pursuant to the Offer, if Mechanical Dynamics breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 14, and (2) cannot be or has not been cured within 30 days after the giving of written notice to Mechanical Dynamics of such breach (provided that MSC is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement);

  (d)
  by MSC, duly authorized by its Board of Directors, if the Mechanical Dynamics' Board or any committee thereof withdraws the Company Recommendation (as defined in the Merger Agreement) or its approval or recommendation of the Merger Agreement or the Merger (it being understood and agreed that a communication by the Mechanical Dynamics Board to the shareholders of Mechanical Dynamics pursuant to Rule 14d-9(f)(3) of the Exchange Act (or any similar communication to the shareholders of Mechanical Dynamics in connection with the commencement of a tender offer or exchange offer) shall not be deemed to constitute a withdrawal of the Company Recommendation or its recommendation of the Merger Agreement or the Merger) or approves any Mechanical Dynamics Takeover Proposal;

  (e)
  by Mechanical Dynamics, duly authorized by its Board of Directors, prior to the acceptance of Shares for payment pursuant to the Offer, if MSC breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to MSC of such breach (provided that Mechanical Dynamics is not then in material breach of any representation, warranty or covenant in the Merger Agreement);

  (f)
  by Mechanical Dynamics, duly authorized by its Board of Directors, if Mechanical Dynamics has entered into or publicly announced its intention to enter into an agreement or an agreement in principle with respect to a Superior Proposal, in strict compliance with the terms of the Merger Agreement; provided, however, that the right to terminate the Merger Agreement pursuant to this provision will not be available if (1) Mechanical Dynamics has breached any obligation under Section 5.02 of the Merger Agreement, and (2) Mechanical Dynamics has failed to pay the fee that it is required to pay pursuant to Section 8.03 of the Merger Agreement prior to or concurrently with such termination; or

  (g)
  by MSC, duly authorized by its Board of Directors, if Mechanical Dynamics has entered into or publicly announced its intention to enter into an agreement or an agreement in principle with respect to a Business Combination with a third party other than MSC or the Purchaser, or any person or group, other than MSC or the Purchaser or any of their affiliates, becomes the beneficial owner of 50% or more or the voting power of Mechanical Dynamics or the outstanding Shares.

        Fees and Expenses.    Except as provided in "Termination Fees" below, each party shall bear its own expenses in connection with the Merger Agreement.

        Termination Fees.    Mechanical Dynamics has agreed in the Merger Agreement to pay MSC a fee equal to $3,000,000, if:

  •
  the Merger Agreement is terminated pursuant to clauses (d), (f) or (g) under "Termination Events";

  •
  the Merger Agreement is terminated pursuant to clause (c) under "Termination Events" and within twelve months thereafter Mechanical Dynamics enters into an agreement with respect to a Business Combination constituting a Superior Proposal (A) with whom Mechanical Dynamics (or its agents) had negotiations with a view to a Business Combination constituting a Superior Proposal, (B) to whom Mechanical Dynamics (or its agents) furnished information with a view to a Business Combination constituting a Superior Proposal or (C) who had submitted a proposal for a Business Combination constituting a Superior Proposal, in the case of each of clauses (A), (B) and (C), after the date of the Merger agreement and prior to such termination; or

  •
  the Merger Agreement is terminated pursuant to clause (b)(i) under "Termination Events" at a time when (A) the Minimum Tender Condition is not satisfied; (B) there is a publicly announced offer outstanding by a third party to complete a Business Combination constituting a Superior Proposal; and (C) no other condition to the Offer is unsatisfied, and within twelve (12) months thereafter Mechanical Dynamics enters into an agreement with respect to a Business Combination constituting a Superior Proposal or a Business Combination occurs, in either case involving the third party referred to above.

        Amendments.    Subject to applicable law, the Merger Agreement may be amended by the parties by execution of an instrument in writing signed by all parties at any time before or after receipt of the approval of the Merger Agreement by the Mechanical Dynamics shareholders; provided, however, that after receipt of such shareholder approval, there shall be made no amendment that by law requires further approval by the shareholders of Mechanical Dynamics without the further approval of such shareholders.

The Voting Agreements

        The following is a summary of certain provisions of the Voting Agreements, dated as of March 15, 2002 among MSC and certain shareholders of Mechanical Dynamics (the "Voting Agreements").

        Tender of Shares.    Subject to certain permitted dispositions of Shares, certain shareholders of Mechanical Dynamics (the "Shareholders") have agreed to tender all of their Shares in the Offer. The Shareholders own, in the aggregate, 23.3% of the outstanding Shares on a fully diluted basis.

        Vote in favor of Merger.    Each of the Shareholders further agreed that from the date of the respective Voting Agreements until the termination of the Merger Agreement or the Effective Time of the Merger, such Shareholder will vote such Shareholder's Shares (i) in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and the respective Voting Agreements and otherwise in such manner as may be necessary to consummate the Merger; (ii) against any action relating to a Business Combination with a third party other than MSC or the Purchaser; and (iii) against any action, that could impede, interfere, frustrate, nullify or discourage the Merger, could facilitate an acquisition of Mechanical Dynamics by a third party (other than MSC or the Purchaser) or could reasonably result in any of the conditions to Mechanical Dynamics' obligations under the Merger Agreement not being fulfilled.

        Irrevocable Proxy.    Pursuant to the respective Voting Agreements, each of the Shareholders irrevocably appointed MSC as such Shareholder's attorney-in-fact and proxy, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to such Shareholder's shares of Mechanical Dynamics Common Stock at any meeting of shareholders of Mechanical Dynamics or by written consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in the paragraph above.

        Pursuant to the respective Voting Agreements, each Shareholder revoked all other proxies and powers of attorney with respect to such Shareholder's shares of Mechanical Dynamics Common Stock. Furthermore, each Shareholder agreed to tender such Shareholder's shares of Mechanical Dynamics Common Stock.

        No Inconsistent Arrangements.    Each of the Shareholders further agreed that, except as contemplated by the respective Voting Agreements, such Shareholder will not (i) transfer (which term shall include any sale, gift (other than a gift to a donee who agrees in writing with MSC to be bound by the terms of such Voting Agreement), pledge (other than a pledge which does not impair such Shareholder's ability to perform under such Voting Agreement) or other disposition), or consent to any transfer of, any or all of the Shares or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Shares, (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations thereunder or the transactions contemplated by such Voting Agreement or by the Merger Agreement.

The Stock Option Agreement

        The following is a summary of certain provisions of the Stock Option Agreement, dated as of March 15, 2002, between MSC and Mechanical Dynamics (the "Option Agreement").

        Option Grant.    Under the Option Agreement, Mechanical Dynamics has granted to MSC an irrevocable option (the "Option") to purchase up to 1,177,309 fully paid and nonassessable shares of Mechanical Dynamics Common Stock (the "Option Shares"), at a price of $18.85 per share, subject to certain adjustments.

        In the event of any change in the number of issued and outstanding Shares by reason of any stock dividend, stock split, recapitalization, merger, rights offering, share exchange, or other change in the corporate or capital structure of Mechanical Dynamics, MSC will receive, upon exercise of the Option, the number and class of stock or other securities, cash, or property to which Mechanical Dynamics would have been entitled if MSC had exercised the Option and had been a holder of record of Shares on the record date fixed for determination of holders of Shares entitled to receive such stock or other securities, cash, or property at the same aggregate price as the aggregate exercise price of the shares initially subject to the Option.

        Option Exercise.    Prior to the earlier of (i) the Effective Time of the Merger, (ii) the termination of the Merger Agreement by mutual written consent of MSC, the Purchaser and Mechanical Dynamics, (iii) the termination of the Merger Agreement by Mechanical Dynamics in the event that any governmental entity issues an order, decree or ruling which effectively prohibits the Merger or if the Offer has expired or has been terminated in accordance with the Merger Agreement without Shares having been purchased pursuant to the Offer provided, that Mechanical Dynamics is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement, (iv) the termination of the Merger Agreement by Mechanical Dynamics in the event that MSC breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement and such breach or failure is not cured within the stipulated cure period or (v) one year after the termination of the Merger Agreement in accordance with its terms unless Section 8.03(a)(ii) or Section 8.03(a)(iii) of the Merger Agreement applies, in which event the Option will expire one year after Mechanical Dynamics enters into an agreement with respect to a Business Combination or a Business Combination occurs (the "Expiration Date"), MSC may exercise the Option in whole or in part, at any time on or after the occurrence of an Exercise Event (as defined below).

        Each of the following is an "Exercise Event":

            (i)  termination of the Merger Agreement by MSC as a result of Mechanical Dynamics' Board withdrawing Mechanical Dynamic's recommendation or approval of the Merger Agreement;

          (ii)  termination of the Merger Agreement by Mechanical Dynamics as a result of Mechanical Dynamics entering into or publicly announcing its intention to enter into an agreement with respect to a Superior Proposal;

          (iii)  termination of the Merger Agreement by MSC as a result of Mechanical Dynamics entering into or publicly announcing an agreement with respect to a Business Combination with a party other than MSC or Purchaser or any person or group, other than MSC or the Purchaser or any of their affiliates, becomes the beneficial owner of 50% or more or the voting power of Mechanical Dynamics or the outstanding Shares;

          (iv)  if, prior to the termination of the Merger Agreement in accordance with its terms, any person, other than MSC or any of its affiliates, has commenced, or has filed a registration statement with respect to a tender offer or exchange offer to purchase any Shares such that, upon consummation of such offer, such person would own or control 10% or more of the outstanding Shares, or

          (v)  prior to the termination of the Merger Agreement in accordance with its terms, there is a public announcement of a proposal by any person, other than MSC or any of its affiliates, to complete a Business Combination of Mechanical Dynamics that constitutes a Superior Proposal.

          If the Option becomes exercisable because of an Exercise Event described in clauses (i), (ii) or (iii) above, MSC in lieu of exercising the Option, will have the right at any time thereafter, prior to the Expiration Date, to request in writing that Mechanical Dynamics pay to MSC within five business days, an amount in cash (the "Cancellation Amount") equal to (i) the lesser of

            (x)  the excess, if any, over the Option exercise price of the greater of (A) the last sale price of a share of Mechanical Dynamics Common Stock as reported on the Nasdaq Stock Market on the last trading day prior to the date of the cancellation request, (B) the highest price per share of Mechanical Dynamics Common Stock offered to be paid or paid in connection with the Superior Proposal or Business Combination giving rise to such cancellation request, and (C) if the Superior Proposal or Business Combination giving rise to such cancellation request is structured as an asset acquisition, the highest aggregate consideration offered to be paid or paid in such transaction or proposed transaction, divided by the number of shares of Mechanical Dynamics Common Stock then outstanding, and

            (y)  $2,000,000 divided by the initial number of Option Shares covered by the Option, multiplied by (ii) the number of Option Shares then covered by the Option.

        In the event that MSC, at any time prior to the first anniversary of the occurrence of the first Exercise Event, sells, pledges, or otherwise disposes of (including, without limitation, by merger or exchange) any of the Option Shares, MSC shall remit to Mechanical Dynamics, within five business days, the amount, if any, by which the amount received by MSC in such sale, less the exercise price of the Option Shares sold in the sale, when added to the Cancellation Amount previously paid, and the option share profit from prior sales of Option Shares not remitted to Mechanical Dynamics, exceeds $2,000,000.

        Registration Rights.    The Option Agreement further provides that, upon the exercise of the Option, Mechanical Dynamics, if requested by MSC or other holder of the Option Shares shall use its commercially reasonable efforts to prepare and file a registration statement under the Securities Act of 1933, as amended. The Option Agreement also provides MSC with "piggy-back" registration rights if Mechanical Dynamics, at any time after the exercise of the Option, proposes to register any Mechanical Dynamics securities or rights representing Mechanical Dynamics securities.

  12.    Source and Amount of Funds.

        The Offer is not subject to any financing condition. The Purchaser estimates that the total amount of funds required to acquire the outstanding Shares pursuant to the Offer and to pay related fees and expenses will be approximately $131,166,000. See Section 16. The Purchaser expects to obtain the funds required to consummate the Offer through capital contributions or advances made by MSC.

        MSC has obtained a commitment letter (the "Commitment Letter") from Comerica Bank California and/or Comerica Bank ("Comerica") to provide senior bank financing (the "Proposed Credit Facilities") to MSC and Mechanical Dynamics, jointly and severally, in the aggregate amount of $85 million. The Proposed Credit Facilities will be comprised of: (i) a senior secured term loan in the aggregate amount of $65 million which will mature four years from the date of closing and (ii) a three year revolving credit facility in the aggregate amount of $20,000,000 (including a $3,000,000 swingline component and $5,000,000 in stand-by letter of credit availability).

        Comerica Bank will also act as Arranger and Syndication, Documentation and Administrative Agent for the Proposed Credit Facilities (in such capacity, the "Agent"). It is expected that the Proposed Credit Facilities will be funded by a syndicate of financial institutions and institutional lenders including the Agent.

        All obligations under the Proposed Credit Facilities will be secured by substantially all of the assets tangible and intangible of MSC and its domestic subsidiaries, including a first priority pledge of all capital stock of material domestic subsidiaries (except MSC would not be required to pledge the stock of subsidiaries of Mechanical Dynamics until MSC owns 100% of Mechanical Dynamics' outstanding stock) and 65% of material foreign subsidiaries.

        The proceeds of the term credit facility can be used by MSC to finance the acquisition of up to 100% of the shares of Mechanical Dynamics by the Purchaser and to pay the related transaction costs. The proceeds of the revolving credit facility may be used by MSC for working capital and general corporate purposes.

        Amounts drawn under the senior term credit facility and the revolving credit facility are expected to bear interest at (i) the applicable margin in excess of the base rate (which is the higher of 1.0% in excess of the federal funds rate and the rate that the Agent announces from time to time as its prime or base commercial lending rate) or (ii) the applicable margin in excess of the Eurocurrency rate (adjusted for reserves to the extent incurred) as determined by the Agent for the respective interest period.

        Comerica's commitment under the Commitment Letter regarding the Proposed Credit Facilities will terminate on May 31, 2002, unless on or before that date MSC consummates the financing; provided, however, in the event that MSC receives a second request for information under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") in connection with the Merger, Comerica's commitment will be extended to September 30, 2002.

        The obligations of Comerica under the Commitment Letter with respect to the term credit facility are subject to the following conditions, among others: (1) the preparation, execution and delivery of loan documentation including a loan agreement, promissory notes, guaranties, security agreements, stock pledges, mortgages and other documents reasonably satisfactory to Comerica; (2) the acquisition by MSC or a subsidiary of MSC of more than 50% of the outstanding shares of stock of Mechanical Dynamics; (3) the absence of a material adverse change in the condition (financial or otherwise), properties, business, results or operations of MSC and its subsidiaries or Mechanical Dynamics and its subsidiaries; (4) the absence of any omission, inconsistency, inaccuracy or any change in the accounting standards of MSC; (5) the receipt of a pro forma unaudited consolidated balance sheet and statement of the operations of MSC and its subsidiaries (including Mechanical Dynamics) as of closing of the Proposed Credit Facilities which shall not differ in any material adverse respect from the information previously provided by MSC; (6) the receipt of all governmental, third party and other approvals, permits and registrations necessary or appropriate in connection with the proposed financing or the Merger; (7) the corporate approvals by MSC and its subsidiaries and Mechanical Dynamics and its subsidiaries of the documentation relating to the proposed financing; (8) the receipt of customary legal opinions covering the Merger and the proposed financing; (9) the confirmation that the sources and uses of the Proposed Credit Facilities and the Merger are substantially consistent with the information previously provided to Comerica; and (10) no material adverse change in the market for syndicated bank credit facilities or material disruption of, or material adverse change in financial, banking or capital market conditions has occurred (in the sole discretion of Comerica). In addition, the obligations of Comerica under the Commitment Letter with respect to the term and revolving credit facilities are subject to the consummation of the Merger on terms consistent with the materials provided to Comerica by MSC.

        Borrowings under the Proposed Credit Facilities will be subject to the execution of definitive documentation, including a credit agreement, and individual borrowings will be subject to customary conditions. Among other things, the Proposed Credit Facilities will also contain customary representations and warranties, covenants, mandatory prepayment provisions and events of default. MSC expects to repay the borrowings under the Proposed Credit Facilities out of cash from operations and the proceeds from other short and long-term debt financings or equity financings.

        THE OFFER IS NOT CONDITIONED ON EITHER MSC OR THE PURCHASER OBTAINING FINANCING.

  13.    Dividends and Distributions.

        In the Merger Agreement, Mechanical Dynamics has agreed that neither Mechanical Dynamics nor any of its subsidiaries will declare or pay any dividend or distribution with respect to its capital stock, other than dividends by a direct or indirect wholly owned subsidiary of Mechanical Dynamics to its parent.

  14.    Certain Conditions to the Offer.

        Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment, or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), be required to pay for any Shares tendered pursuant to the Offer unless the Minimum Tender Condition shall have been met. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of Mechanical Dynamics or if, at the time of the acceptance of such Shares for payment or the payment therefore, any of the following conditions exists:

  (a)
  there shall be pending any suit, action or proceeding by any governmental entity that has a reasonable likelihood of success, (1) challenging the acquisition by MSC or the Purchaser of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any related transaction or seeking to obtain from Mechanical Dynamics, MSC or the Purchaser any damages that are material in relation to Mechanical Dynamics and its subsidiaries taken as whole, (2) seeking to prohibit or limit the ownership or operation by Mechanical Dynamics, MSC or any of their respective subsidiaries of any material portion of the business or assets of Mechanical Dynamics and its subsidiaries taken as a whole or MSC and its subsidiaries taken as a whole, or to compel Mechanical Dynamics, MSC or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Mechanical Dynamics and its subsidiaries taken as a whole or MSC and its subsidiaries taken as a whole as a result of the Offer, the Merger or any related transaction, (3) seeking to impose limitations on the ability of MSC or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares purchased by it on all matters properly presented to the shareholders of Mechanical Dynamics or (4) seeking to prohibit MSC or any of its subsidiaries from effectively controlling in any material respect the business or operations of Mechanical Dynamics and its subsidiaries;

  (b)
  the applicable waiting period under the HSR Act has not expired or been terminated;

  (c)
  any statute, rule, regulation, legislation, interpretation, judgment, order or injunction shall be enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (1) MSC, Mechanical Dynamics or any of their respective subsidiaries or (2) the Offer, the Merger or any related transaction, by any governmental entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

  (d)
  except as disclosed in the Filed Company SEC Documents (as defined in the Merger Agreement) or Mechanical Dynamics' Disclosure Letter (as defined in the Merger Agreement), since the date of the most recent financial statements included in the Filed Company SEC Documents, there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have, a Company Material Adverse Effect (as defined in the Merger Agreement) other than any event, change, effect or development to the extent resulting from the announcement of the Merger Agreement and/or compliance by Mechanical Dynamics with the covenants set forth therein;

  (e)
  the Mechanical Dynamics' Board or any committee thereof shall have withdrawn its approval or recommendation of the Merger Agreement or the Merger or approved or recommended any Business Combination with any person other than MSC and the Purchaser;

  (f)
  any of the representations and warranties of Mechanical Dynamics in the Merger Agreement (without regard to any materiality qualifications contained therein) shall not be true and correct as of such time (or, to the extent such representations and warranties expressly relates to an earlier date, on and as of such earlier date) and such untruth or incorrectness has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Merger Agreement);

  (g)
  Mechanical Dynamics shall have failed to perform any obligation or to comply with any agreement or covenant of Mechanical Dynamics to be performed or complied with by it under the Merger Agreement and such failure has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

  (h)
  the Merger Agreement shall have been terminated in accordance with its terms; or

  (i)
  any of the voting agreements with shareholders shall not remain in full force and effect.

which, in the good faith judgment of the Purchaser or MSC, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by MSC or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

        The foregoing conditions are for the sole benefit of the Purchaser and MSC and may be asserted by the Purchaser or MSC regardless of the circumstances giving rise to such condition or may (subject to Section 1.01 of the Merger Agreement) be waived by the Purchaser and MSC in whole or in part at any time and from time to time in their sole discretion. The failure by MSC, the Purchaser or any other affiliate of MSC at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

  15.    Certain Legal Matters; Required Regulatory Approvals.

        Except as set forth in this Offer to Purchase, based on its review of publicly available filings by Mechanical Dynamics with the Commission and other information regarding Mechanical Dynamics, the Purchaser and Mechanical Dynamics are not aware of any licenses or regulatory permits that would be material to the business of Mechanical Dynamics and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to Mechanical Dynamics' business, or that certain parts of Mechanical Dynamics' or MSC's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions which may be applicable under such circumstances. See the Introduction and Section 14 for a description of certain conditions to the Offer.

        Antitrust.    Under the HSR Act and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material have been furnished for review by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.

        A Notification and Report Form with respect to the Offer was filed under the HSR Act on March 18, 2002, and the waiting period with respect to the Offer under the HSR Act will expire at 11:59 p.m., New York City time, on the fifteenth calendar day after such filing, or April 2, 2002, unless terminated prior thereto. Before such time, however, either the FTC or the Antitrust Division may extend the waiting period by requesting additional information or material from the Purchaser. If such request is made, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after the Purchaser has substantially complied with such request. Thereafter, the waiting period may be extended only by court order or with the Purchaser's consent. The waiting period will not be affected either by the failure of Mechanical Dynamics (as opposed to MSC and the Purchaser) to file a Notification and Report form or to comply with any request for additional information or materials issued by the FTC or the Antitrust Division.

        The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer and the Merger. At any time before or after the purchase of Shares pursuant to the Offer by the Purchaser, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of MSC, the Purchaser, Mechanical Dynamics or their respective subsidiaries. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. Based upon an examination of information available to the Purchaser relating to the businesses in which MSC, the Purchaser, Mechanical Dynamics and their respective subsidiaries are engaged, the Purchaser and Mechanical Dynamics believe that the Offer and the Merger will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or the Merger on antitrust grounds will not be made or that, if such a challenge is made, what the result will be. See Section 14 for certain conditions to the Offer.

        State Takeover Statutes.    A number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein.

        Chapters 7A and 7B of the MBCA affect attempts to acquire control of certain Michigan corporations like Mechanical Dynamics. In general, under Chapter 7A, "business combinations" (defined to include, among other transactions, certain mergers, dispositions of assets or shares and recapitalizations) between covered Michigan business corporations or their subsidiaries and an "interested shareholder" (defined as the direct or indirect beneficial owner of at least 10% of the voting power of a covered corporation's outstanding shares) can only be consummated if approved by at least 90% of the votes of each class of the corporation's shares entitled to vote and by at least two-thirds of such voting shares not held by the interested shareholder or affiliates, unless five years have elapsed after the person involved became an "interested shareholder" and unless certain price and other conditions are satisfied. As permitted under the MBCA, in connection with the approval of the Offer and the Merger, the Board of Directors of Mechanical Dynamics elected that the merger of Mechanical Dynamics with the Purchaser not be subject to Chapter 7A.

        In general, under Chapter 7B, an entity that acquires "Control Shares" of a covered Michigan corporation may vote the Control Shares on any matter only if a majority of all shares, and of all non-"Interested Shares", of each class of shares entitled to vote as a class, approve such voting rights. Interested Shares are shares owned by our officers, our employee-directors and the entity making the Control Share acquisition. Control Shares are shares that when added to shares already owned by an entity, would give the entity voting power in the election of directors over any of the three thresholds: one-fifth, one-third and a majority. The effect of the statute is to condition the acquisition of voting control of a corporation on the approval of a majority of the pre-existing disinterested shareholders. As permitted under Chapter 7B, in connection with the approval of the Offer and the Merger, the Board of Directors amended the by-laws of Mechanical Dynamics to provide that Chapter 7B does not apply to Mechanical Dynamics.

        Other Foreign Approvals.    Mechanical Dynamics also leases property and conducts business in Canada, France, Sweden, England, Germany, Italy, Czech Republic, Japan, China, Singapore and India. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on Mechanical Dynamics' operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. There can be no assurance that the Purchaser will be able to cause Mechanical Dynamics or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for Mechanical Dynamics or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

  16.    Certain Fees and Expenses.

        Needham & Company, Inc. is acting as the Dealer Manager in connection with the Offer and has provided certain financial advisory services to MSC in connection with the Offer and the Merger. MSC has agreed to pay Needham & Company, Inc. reasonable and customary compensation for such services. MSC has also agreed to reimburse Needham & Company, Inc. (in its capacity as Dealer Manager and financial advisor) for its expenses, including the fees of its outside counsel, incurred in connection with its engagement, and to indemnify Needham & Company, Inc. and certain related persons against certain liabilities and expenses in connection with their engagement, including certain liabilities under the federal securities laws. Needham & Company, Inc. and its affiliates render various investment banking and other advisory services to MSC and its affiliates and are expected to continue to render such services, for which they have received and expect to continue to receive customary compensation from MSC and its affiliates.

        D.F. King & Co., Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

        In addition, Computershare Trust Company, Inc. has been retained by the Purchaser as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith.

        Except as set forth above, the Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

  17.    Miscellaneous.

        The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of MSC or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

        The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the same manner as described in Section 8 with respect to information concerning Mechanical Dynamics, except that they will not be available at the regional offices of the Commission.

SCHEDULE I
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
OF MSC AND THE PURCHASER

        1.    DIRECTORS AND EXECUTIVE OFFICERS OF MSC. The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of MSC. The business address and telephone number of each such person is c/o MSC.Software Corporation, 2 MacArthur Place, Santa Ana, California 92707, (714) 540-8900. Each person listed below is a citizen of the United States. Directors are identified by an asterisk next to their names.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
*Frank Perna, Jr.	Chairman and Chief Executive Officer (December 1998 to present) of MSC. Chairman and Chief Executive Officer, EOS, a privately held provider of power supplies for electrical equipment and notebook computers (1994 to 1998). Mr. Perna also serves as a director of California Amplifier, Inc., a public company that designs and manufactures a broad line of microwave amplifier equipment used with satellite video and terrestrial broadband applications, and as a director of Geometric Software Solutions Co. Ltd., a public company headquartered in India providing CAD/CAM/CAE/PDM software applications, component technology and development services. Mr. Perna previously served as director of PDA Engineering (1990 to 1994) and was a member of the Board of Directors of PDA Engineering at the time it was acquired by MSC. Mr. Perna is also a member of the Board of Trustees for Kettering University.
Louis A. Greco	Executive Vice President, Chief Financial Officer (1983 to present) and Corporate Secretary (1985 to present) of MSC. Mr. Greco has a Bachelor of Science Degree in Business with an Accounting Emphasis from California State University at Los Angeles and a Masters Degree in Business Administration from the University of Southern California. He is also a Certified Public Accountant.
Kenneth D. Blakely	Executive Vice President of MSC (January 1999 to present). Prior positions at MSC include Vice President and General Manager of the Aerospace Business Unit; Vice President of Marketing; Director of Product Management; and Manager of Technical Planning and Product Services. Mr. Blakely has a Bachelors Degree in Engineering and a Masters Degree in Structural Dynamics from the University of California at Los Angeles.
Paul Chermak	Vice President, New Business Asia Pacific of MSC (August 2001 to present). Prior to that, Mr. Chermak was the Vice President and General Manager of Manufacturing at SGI from March 1999 through August 1, 2001 and the America's Industry Manager and Asia-Pacific Management Director of Hewlett Packard from February 1972 to February 1999.

Charles Davis	Vice President, Finance and Accounting of MSC (December 13, 2001 to present) and Corporate Controller of MSC (January 15, 2001 to December 13, 2001). Prior to that, Mr. Davis was the Chief Financial Officer of Crave Entertainment Group, Inc. from August 2000 to January 2001. His prior positions at Crave Entertainment Group, Inc. included Vice President, Finance & Accounting and Corporate Controller. Between August 1996 and December 1997, Mr. Davis was the Senior Manager, Financial Reporting of Ingram Micro, Inc.
John Di Lullo	Vice President of MSC's Engineering e.com Division (March 2000 to present). He came to us in October 1999. Prior to that, Mr. Di Lullo was the General Manager of Education Systems at Systems and Computer Technology from December 1997 through October 1999, where he Web-enabled their software products, and was a Senior Director at Time-Warner from October 1994 through December 1997 where he led various internet commerce initiatives. Mr. Di Lullo has a Bachelor of Science Degree in Mathematics and Masters Degree in Information Systems from Temple University.
Abbas Khoshniyati	Senior Vice President, Systems since July 2001. Before that, he was the Chief Operating Officer and Vice President of Advanced Enterprise Solutions, Inc. (July 1991 to July 1, 2001), which was acquired by MSC in 2001.
Nader Khoshniyati	Executive Vice President since July 2001. Before that, he was the Chief Executive Officer of Advanced Enterprise Solutions, Inc. (July 1991 to July 2001), which was acquired by MSC in 2001.
Amir Mobayen	Vice President, New Business Europe of MSC (August 2001 to present). Prior to that, Mr. Mobayen had several positions, including, Executive Vice President, Sales & Marketing, Europe, Vice President, IMB Global Relations and Vice President, Enterprise Solutions, with Avnet, Inc. between 1997 to 2001.
M. Jeffrey Morgan	Vice President, Software Development MSC's Mechanical Solutions Division (March 2000 to present). Mr. Morgan came to us with the acquisition of Universal Analytics, Inc. where he served as President since 1992. Mr. Morgan has a Bachelor of Science Degree in Flight Sciences from Columbia University.

John W. Mowrey	Vice President of Automotive Key Accounts of MSC (September 2000 to present). Prior to that, he was President and Chief Operating Officer of Automated Analysis Corporation, an Ann Arbor services company, from October 1997 to August 2000. Mr. Mowrey has extensive experience in the automotive industry, having served with General Motors from 1962 to 1982, where he held numerous positions including Vehicle Chief Engineer and Executive Director of Planning for Chevrolet. He moved to American Motors as Vice President of Product Planning, Design and Purchasing in 1982. After its acquisition by DaimlerChrysler in 1987, he went into the engineering services business, first as Chief Executive Officer of Time Engineering (1988 to 1992), then as executive Vice President of Modern Engineering (1992 to 1996). He became a Senior Consultant to Andersen Consulting in 1996, and subsequently joined Automated Analysis in a relationship with Andersen Consulting. Mr. Mowrey had a Bachelor of Science Degree in Mechanical Engineering from Carnegie-Mellon University and a Masters Degree in Engineering from the University of Michigan.
Richard C. Murphy	Senior Vice President—Global Sales Operations (January 1999 to present). Prior to that, he was Vice President and General Manager of the Growth Industries Business Unit from February 1997 to December 1998; Vice President and General Manager of the General Manufacturing Unit from September 1996 to January 1997; Department Director of North American Sales and Support from March 1996 to August 1996; Regional Office Manager of North American Sales and Sales Support from February 1994 to February 1996; and Sales Representative of North American Sales and Support from April 1991 to January 1994. Mr. Murphy has a Bachelor of Science Degree in Mechanical Engineering Technology from California State Polytechnic University in Pomona, California.
Greg Sikes	Vice President, High Performance Computing (March 2000 to present). Mr. Sikes joined MSC in 1993 and has held various positions including Director of Aerospace Development, Manager of Aerospace Products and Product Manager for MSC.Patran. Mr. Sikes has a Bachelor of Science Degree in Aeronautical Engineering from the University of Illinois and a Masters Degree in Mechanical Engineering from the University of California at Berkeley.
Dr. Christopher St. John	Vice President—Global Services since April 1997. Prior to that, he was Director of European Engineering Services from January 1995 to March 1997. Prior to joining us, he worked for ten years in Engineering Education, lecturing first at the University of London and subsequently at the University of Minnesota. He then worked for ten years as a Consulting Engineer with companies in the United States and the United Kingdom. Dr. St. John received a Bachelor of Science Degree in Mining Engineering a Ph.D. for research on Numerical Modeling in Rock Mechanics, both from the University of London Imperial College of Science and Technology.

*Larry S. Barels	Principal, Pacific Capital Resources, Mr. Barels' private consulting practice (1996 to present). Chairman, Driveway Corporation, a provider of Internet file storage solutions (June 1999 to present). Advisor, Vantage Point Venture Partners (1997 to present). Chairman, Openwave Systems, a publicly held company that develops Internet and intranet-based messaging server software (1995 to 1997). Mr. Barels is currently a director of Miramar Systems (1990 to present) and Miravant Medical Technologies (1998 to present).
*Donald Glickman	Managing Partner, J.F. Lehman & Company, a private equity investment firm (1993 to present). President of Donald Glickman & Company, a private investment firm (1992 to present). Mr. Glickman currently serves as Chairman of Elgar Electronics (1998 to present), and as director of Burke Industries (1997 to present), Monro Muffler Brake Inc. (1984 to present), Massachusetts Mutual Corporate Investors (1992 to present), Massachusetts Mutual Participating Investors (1992 to present) and SCI Incorporated (1998 to present). Monro Muffler Brake Inc., Massachusetts Mutual Corporate Investors and Massachusetts Mutual Participating Investors are publicly held.
*William F. Grun	Mr. Grun is a private investor and consultant. From 1996 to 1999, he was the President and Chief Operating Officer of Optum Software, a privately held supply chain software company. From 1989 to 1996, he was an executive with AlliedSignal (now Honeywell International) where he held several positions including President of Aerospace Systems and Equipment.
*George N. Riordan	Former Chairman of the Board of MSC (February 1, 1997 to December 14, 1998). Mr. Riordan is also Managing Director, George Riordan & Co., investment bankers (February 1991 to present) and is a director of Pancho's Mexican Buffet, Inc. (1993 to present). Mr. Riordan was previously a director of Lewis Galoob Toys, Inc. (1994 to 1996).

        2.    DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is MSC Acquisition II Corp. c/o MSC.Software Corporation, 2 MacArthur Place, Santa Ana, California 92707, (714) 540-8900. All such directors and executive officers listed below are citizens of the United States.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
Frank Perna, Jr.	Chief Executive Officer and President of the Purchaser. Chairman and Chief Executive Officer (December 1998 to present) of MSC. Chairman and Chief Executive Officer, EOS, a privately held provider of power supplies for electrical equipment and notebook computers (1994 to 1998). Mr. Perna also serves as a director of California Amplifier, Inc., a public company that designs and manufactures a broad line of microwave amplifier equipment used with satellite video and terrestrial broadband applications, and as a director of Geometric Software Solutions Co. Ltd., a public company headquartered in India providing CAD/CAM/CAE/PDM software applications, component technology and development services. Mr. Perna previously served as director of PDA Engineering (1990 to 1994) and was a member of the Board of Directors of PDA Engineering at the time it was acquired by MSC. Mr. Perna is also a member of the Board of Trustees for Kettering University.
Louis A. Greco	Chief Financial Officer and Secretary of the Purchaser. Executive Vice President and Chief Financial Officer (1983 to present) and Corporate Secretary (1985 to present) of MSC. Mr. Greco has a Bachelor of Science Degree in Business with an Accounting Emphasis from California State University at Los Angeles and a Masters Degree in Business Administration from the University of Southern California. He is also a Certified Public Accountant.

        Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of Mechanical Dynamics or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

THE DEPOSITARY FOR THE OFFER IS:
COMPUTERSHARE TRUST COMPANY, INC.

BY MAIL: P.O. Box 1596 Denver, CO 80201-1596	BY HAND: 350 Indiana Street, Suite 800 Golden, CO 80401	BY OVERNIGHT DELIVERY: 350 Indiana Street, Suite 800 Golden, CO 80401

BY FACSIMILE:
(For Eligible Institutions Only)

(303) 262-0606

CONFIRMATION RECEIPT OF FACSIMILE BY TELEPHONE:

(303) 262-0600 ext. 4732

        Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

THE INFORMATION AGENT FOR THE OFFER IS:
D.F. King & Co., Inc.
77 Water Steet
New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-free: (800) 290-6428

THE DEALER MANAGER FOR THE OFFER IS:

Needham & Company, Inc.
445 Park Avenue
New York, New York 10022
(212) 705-0445

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IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE OFFER
    1. Terms of the Offer; Expiration Date.
    2. Acceptance for Payment and Payment.
    3. Procedures for Accepting the Offer and Tendering Shares.
    4. Withdrawal Rights.
    5. Material U.S. Federal Income Tax Consequences of the Offer and the Merger.
    6. Price Range of the Shares; Dividends.
    7. Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Margin Regulations and Exchange Act Registration.
    8. Certain Information Concerning Mechanical Dynamics.
    9. Certain Information Concerning MSC and the Purchaser.
    10. Background of the Offer; Contacts with Mechanical Dynamics.
    11. Purpose of the Offer and the Merger; Plans for Mechanical Dynamics; Certain Conditions.
    12. Source and Amount of Funds.
    13. Dividends and Distributions.
    14. Certain Conditions to the Offer.
    15. Certain Legal Matters; Required Regulatory Approvals.
    16. Certain Fees and Expenses.
    17. Miscellaneous.
SCHEDULE I INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF MSC AND THE PURCHASER